Exhibit 99.1

Resources Connection, Inc. Announces the Retirement of Board Member Susan J. Crawford and the Appointment of Lisa M. Pierozzi to the Board of Directors

IRVINE, Calif.--(BUSINESS WIRE)--January 25, 2021--Resources Connection, Inc. (Nasdaq: RGP), today announced the retirement of Susan J. Crawford from and the appointment of Lisa M. Pierozzi to the Board of Directors, effective as of February 1, 2021.

Ms. Crawford is retiring from the Board under the Board’s retirement policy. Donald B. Murray, Chairman of the Board stated, “Susan has been an integral member of our Board and the Governance Committee for 11 years. As a lawyer and former judge, she brought a highly informed legal perspective to the Board discussions and in that way helped inform the Company’s strategic decisions. We will miss Susan’s formal participation but have invited her to participate as an observer anytime.”

Ms. Pierozzi formerly served as Executive Vice President, Finance and Administration and Chief Financial Officer of the Motion Picture Association of America (“MPAA”). Prior to her role at MPAA, Ms. Pierozzi held executive positions with Universal Studios and was a partner at PwC. Ms. Pierozzi sits on the board of directors of the Motion Picture & Television Fund and is a founding member of the Normandy Institute. Ms. Pierozzi’s experience includes serving as chairman of the Audit Committee and a member of the Finance and Compensation Committees and various other special committees. Bob Pisano, Lead Independent Director and Chairman of the Corporate Governance and Nominating Committee stated, “Lisa brings to our Board extensive management experience as well expertise in public company financial reporting, systems and controls.” Ms. Pierozzi will also be a member of the Audit Committee.

ABOUT RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 3,300 professionals, we annually engage with over 2,400 clients around the world from more than 60 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 88 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Analyst Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jryu@rgp.com

Media Contact:
Michael Sitrick, CEO Sitrick and Company
(US+)1-310-788-2850
mike_sitrick@sitrick.com